EXHIBIT 99.1

Idearc Inc.
2008 Incentive Compensation Plan

i

Idearc Inc.
2008 Incentive Compensation Plan

Article 1.

Establishment, Purpose, and Duration

1.1  Establishment.  Idearc Inc., a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Idearc Inc. 2008 Incentive Compensation Plan (hereinafter referred to as the “Plan”), as set forth in this document.

The Plan permits the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Cash Incentive Awards, and Other Stock-Based Awards.

1.2  Purpose of the Plan.  The purposes of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the interests of Participants to those of the Company’s stockholders; to provide Participants with incentives for excellence in individual performance; to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company.

1.3  Duration of the Plan.  The Plan shall become effective on the date of its adoption by the Board, subject to approval by the Company’s stockholders at its 2008 annual meeting. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from its effective date. After the Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions.

1.4  No More Grants Under Prior Plan.  No more than 350,000 Shares may be issued under the Idearc Inc. Long Term Incentive Plan (the “Prior Plan”) after December 31, 2007 with respect to awards made under the Prior Plan after December 31, 2007 and dividend equivalents credited on awards made under the Prior Plan.

Article 2.

Definitions

As used herein, the following terms shall have the meanings set forth below.

2.1  “Alternative Award” has the meaning set forth in Section 15.2.

2.2  “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Cash Incentive Awards, or Other Stock-Based Awards, in each case subject to the terms of the Plan.

2.3  “Award Agreement” means an agreement entered into by the Company and a Participant or another instrument prepared by the Company in lieu of such an agreement, setting forth the terms and conditions applicable to an Award, which may be in hard copy, electronic or such other form as the Company may permit.

2.4  “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5  “Board” means the Board of Directors of the Company.

2.6  “Cash Incentive Award” means an Award, denominated in cash, granted to a Participant pursuant to Section 10.3.

2.7  “Cause” means, unless otherwise provided by the Committee, a Participant’s

(a) conviction or plea of nolo contendre to a felony;

(b) commission of fraud or a material act or omission involving dishonesty with respect to the Company or its Affiliates, as reasonably determined by the Company;

(c) willful failure or refusal to carry out the material responsibilities of his or her employment, as reasonably determined by the Company;

(d) gross negligence, willful misconduct, or engaging in a pattern of behavior which has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company; or

(e) willfully engaging in any act or omission that is in material violation of a material policy of the Company, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.

2.8  “Change in Control” means the occurrence of any of the following:

(a) Any person, as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (4) any person who becomes a Beneficial Owner in connection with a transaction described in clause (1) of subparagraph (c) below, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 40 percent or more of the combined voting power of the Company’s then outstanding voting securities;

(b) The following individuals cease for any reason to constitute a majority of the directors then serving: individuals who on December 31, 2007, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on December 31, 2007, or whose appointment, election or nomination for election was previously so approved or recommended;

(c) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or a majority of the Company’s assets, income or revenue to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(e) Any other transaction or event occurs that is designated by the Company’s Board of Directors as a “Change in Control” for purposes of the Plan or that would be required to be reported as a “change in control” on Form 8-K under the Exchange Act.

2.9  “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.10  “Committee” means the Human Resources Committee of the Board or any other committee appointed by the Board to administer the Plan.

2.11  “Company” means Idearc Inc., a Delaware corporation, and any successor thereto.

2.12  “Deferred Stock Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on the Grant Date, cash equal to the Fair Market Value of such Shares, described in Article 8.

2.13  “Disability” means, unless otherwise provided by the Committee (taking into account the requirements of Section 409A of the Code, if applicable), the inability of a participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Committee.

2.14  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.15  “Fair Market Value” or “FMV” means the closing price of Shares on the principal securities exchange on which the Shares are traded or, if no Shares are traded on the relevant date on such exchange, then the closing price of Shares on the trading date next preceding the relevant date; provided, however, that the Committee may prescribe a different method if the Committee, acting in a consistent manner and in accordance with the Treasury Regulations issued under Section 409A, determines that such different method is appropriate under the circumstances.

2.16  “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.17  “Grant Price” means the price established at the time of grant of a SAR, used to determine whether there is any payment due upon exercise of the SAR.

2.18  “ISO” means an Option that is intended to meet the requirements of Code Section 422.

2.19  “Insider” shall mean an individual who is, on the relevant date, an officer, or director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.20  “Non-employee Director” means a member of the board of directors of the Company or a Subsidiary who is not an Employee.

2.21  “Option” means a stock option granted under the Plan, which may be either an ISO or an Option that is not an ISO.

2.22  “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.23  “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted pursuant to Article 10.

2.24  “Participant” means an eligible individual to whom an Award is granted.

2.25  “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C). An Award that does not qualify for the Performance-Based Exception may nevertheless constitute performance-based compensation for other purposes, including Code Section 409A.

2.26  “Performance Measures” means measures as described in Article 11 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to the Plan in order to qualify Awards for the Performance-Based Exception.

2.27  “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.28  “Performance Share” means a grant of a Share issued under Article 9 of the Plan that is subject to performance-based vesting conditions.

2.29  “Performance Share Unit” means a right to receive a Share (or cash equal to the FMV of a Share) granted under Article 9 that is subject to performance-based vesting conditions.

2.30  “Plan” means the Idearc Inc. 2008 Incentive Compensation Plan.

2.31  “Restricted Stock” means an Award granted to a Participant pursuant to Article 7.

2.32  “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 7 except no Shares are actually awarded to the Participant on the Grant Date.

2.33  “Share” means a share of common stock of the Company.

2.34  “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, granted pursuant to Article 6.

2.35  “Subsidiary” means (a) a corporation or other entity in an unbroken chain of corporations or other entities at least 50% of the total value or voting power of the equity securities of which is owned by the Company or by any other corporation or other entity in the chain, and (b) any other corporation or entity in which the Company has a 20% controlling interest, directly or indirectly, as may be designated by the Committee pursuant to the criteria set forth in Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

Article 3.

Administration

3.1  General.  The Committee shall be responsible for administering the Plan. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon all interested persons.

3.2  Responsibility and Authority of the Committee.  Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and full power and authority to: select the persons to whom Awards will be made, prescribe the terms and conditions of each Award and make amendments thereto, construe, interpret and apply the provisions of the Plan and of any Award Agreement, and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. In exercising its responsibilities under the Plan, the Committee may obtain at the Company’s expense, such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

3.3  Delegation.  The Committee may delegate to any person or group of persons (which may, but need not be, members of the Committee) such administrative duties or powers within the scope of its responsibility, power and authority as it may deem advisable. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate employees to be recipients of Awards; and (b) determine the size, type and terms of such Awards; provided, however, (i) the Committee may not delegate its authority with respect to non-ministerial actions with respect to (A) individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act, and (B) Awards that are intended to qualify for the Performance-Based Exception; (ii) the resolution providing such authorization sets forth the total number of Shares and/or Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.4  Indemnification.  The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or other individual to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

Article 4.

Shares Subject to the Plan and Maximum Awards

4.1  Number of Shares Authorized under the Plan.  The Company may issue an aggregate of twelve million Shares under the Plan. For the purpose of applying the aggregate Share limitation, the following Shares will not be taken into account: Shares covered by the unexercised portion of an Award that terminates, expires, is canceled or is settled in cash; Shares forfeited or repurchased under the Plan; and Shares withheld or surrendered in order to pay the exercise or purchase price under an Award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an Award. Shares issued under the Plan may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing.

4.2  Individual and Other Award Limitations.  The maximum aggregate number of Shares with respect to which Awards may be granted in a single calendar year to an individual Participant may not exceed two million Shares. The maximum amount a Participant may earn for any calendar year under Cash Incentive Awards granted to such Participant is $10 million. The maximum number of Shares that may be issued pursuant to ISOs granted under the Plan is twelve million Shares

4.3  Adjustments in Authorized Shares and Other Limitations.  In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Committee shall make such adjustments to the number and kind of Shares that may be issued under the Plan pursuant to Section 4.1 and under outstanding Awards, the per-Participant and other Award limitations set forth in Section 4.2, the Option Price or Grant Price applicable to outstanding Options and SARs, other value determinations applicable to outstanding Awards, and the performance goals, length of Performance Periods and other features of outstanding performance-based Awards, as the Committee, acting in its sole discretion, deems appropriate in order to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants with respect to outstanding Awards; provided, however, that the number of Shares subject to any Award shall always be a whole number. The determination of the Committee as to the foregoing adjustments, if any, shall be at the discretion of the Committee and shall be conclusive and binding on all persons.

Article 5.

Eligibility and Participation

5.1  Eligibility.  All employees and Non-employee Directors of, and individual consultants or independent contractors who provide personal services on a recurring basis to, the Company or a Subsidiary are eligible to receive Awards under the Plan.

5.2  Actual Participation.  Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will designate which eligible persons will receive Awards under the Plan and will determine the terms and conditions of such Awards.

Article 6.

Stock Options; Stock Appreciation Rights

6.1  Grant of Options.  Subject to the Plan, Options may be granted to such persons, at such time(s), in such number, and upon such terms as the Committee, in its sole discretion, may determine, either at the time the Options are granted or, if a Participant’s rights are not adversely affected, at any subsequent time; provided that ISOs may be granted only to employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). Each Option will be deemed NOT to be an ISO unless and except to the extent it is specifically designated by the Committee as an “incentive stock option” at the time the Option is granted. If an Option is designated as an ISO and if part or all of the Option does not qualify as an ISO under Section 422 of the Code, then the Option, or the portion of the Option that does not so qualify, as the case may be, will nevertheless remain valid and outstanding as if such designation had not been made.

6.2  Exercise of Options.  Each Option shall become exercisable at such times and subject to such restrictions and conditions as the Committee shall prescribe. An Option that is exercisable may be exercised by the delivery to the Company or an agent designated by the Company of a written notice of exercise setting forth the number of whole Shares with respect to which the Option is being exercised, together with payment in full of the Option Price for said Shares and the withholding taxes, if any, that are payable in connection with the exercise (unless and except to the extent that other arrangements satisfactory to the Company have been made for the satisfaction of such withholding taxes). The Option Price for Shares acquired by the exercise of an Option shall be payable to the Company (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) pursuant to a cashless exercise arrangement established and made available through a registered broker-dealer in accordance with the applicable law; (d) by any combination of (a), (b) and (c); or (e) any other method approved or accepted by the Committee, acting in its sole discretion in accordance with applicable law.

6.3  Grant of SARs.  Subject to the Plan, SARs may be granted to such persons, at such time(s), in such number, and upon such terms as the Committee, in its sole discretion, may determine either at the time the SARs are granted or, if a Participant’s rights are not adversely affected, at any subsequent time. Upon the exercise of a SAR, the holder shall be entitled to receive payment from the Company of an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b) The number of whole Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. Settlement of SARs will be subject to the payment in full of the withholding taxes due in connection with the exercise of the SARs, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment.

6.4  Pricing and Prohibition Against Re-Pricing.  The Option Price per Share under each Option and the Grant Price per Share under a SAR must be at least equal to the FMV per Share on the applicable Grant Date. Options and SARs may not be re-priced in the absence of stockholder approval.

6.5  Duration.  No Option or SAR may be exercisable after the tenth anniversary of the applicable Grant Date.

6.6  Rights as a Stockholder.  No Shares shall be issued in respect of the exercise of an Option until payment of the Option Price and the applicable tax withholding obligations has been made or provided for to the satisfaction of the Company, and the holder of an Option shall have no rights as a stockholder with respect to any Shares covered by the Option unless and until such Shares are duly and validly issued by the Company to or in the name of such holder. If Shares are to be issued upon the exercise of a SAR, such Shares shall not be issued and the holder of the SAR shall have no rights as a stockholder with respect to such Shares unless and until the applicable tax withholding obligation has been paid or provided for to the satisfaction of the

Company. The Committee may impose such restrictions on any Shares issued pursuant to the exercise of an Option or SAR as the Committee may deem advisable, including, without limitation, minimum holding period requirements, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

Article 7.

Restricted Stock and Restricted Stock Units

7.1  Grant of Restricted Stock and Restricted Stock Units.  Subject to the Plan, the Committee may grant (a) Restricted Stock awards pursuant to which the Shares covered by the awards will be issued by the Company when the awards are made, and (b) Restricted Stock Unit awards pursuant to which each Restricted Stock Unit will represent the right to receive one Share (or, as determined by the Committee, cash equal to the value of one Share) from the Company in the future. Shares covered by a Restricted Stock award and the right to receive Shares under a Restricted Stock Unit award will be subject to such forfeiture conditions, transfer restrictions, and other restrictions and/or conditions, if any, as the Committee may impose, which conditions and restrictions may lapse separately or concomitantly, at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may prescribe at the date of grant or, if the holder’s rights are not adversely affected, thereafter. The Committee may impose such further restrictions on any vested Shares issued pursuant to a Restricted Stock or Restricted Stock Unit award as the Committee may deem advisable, including, without limitation, minimum holding period requirements, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

7.2  Issuance of Restricted Stock.  Shares issued pursuant to a Restricted Stock award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction or lapse of the applicable vesting and other conditions and restrictions, with appropriate notation to indicate that the Shares are subject to the Plan and the applicable Award Agreement. A Participant who receives Shares of Restricted Stock may be required to execute and deliver a stock power to the Company, endorsed in blank, in order to facilitate the transfer back to the Company of any Shares of Restricted Stock that are forfeited. Except to the extent restricted under the terms of the Plan or any applicable Award Agreement, a Participant who holds Shares of Restricted Stock shall have the rights of a stockholder with respect to said Shares, including the right to vote the Shares and the right to receive dividends thereon (subject to any mandatory reinvestment, forfeiture condition or other requirements as the Committee may prescribe).

7.3  Shares Covered by Restricted Stock Unit Awards.  No Shares will be issued pursuant to a Restricted Stock Unit award (a) unless, in accordance with its terms, the award will be settled in the form of Shares, and (b) until all of the conditions of the award for the issuance of such Shares have been fully satisfied. The holder of a Restricted Stock Unit award shall have no rights as a stockholder with respect to Shares covered by the award unless and until the award vests and the Shares are issued; however, the Committee may provide for the payment of dividend equivalents (in the form of cash or Shares) equal to the dividends that would have been payable with respect to the Shares covered by the award if such Shares were outstanding, upon such terms and subject to such vesting and other conditions as the Committee may prescribe, including, without limitation, conditions required in order to comply with the applicable distribution timing and other requirements of Section 409A of the Code.

7.4  Non-Transferability.  No Shares of Restricted Stock or Restricted Stock Units may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the Award or of the Plan, and any attempt to do so shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the Restricted Stock or the Restricted Stock Units, as the case may be.

7.5  Special Tax Rules for Settlement of Restricted Stock Units.  Settlement of vested Restricted Stock Units will be made in the form of Shares or cash, as determined by the Committee, by the 15th day of the third month following the calendar year in which the Restricted Stock Units become vested. Notwithstanding the foregoing, the Committee may permit or require the settlement of vested Restricted Stock Units to be deferred until a later date or the occurrence of a subsequent event, provided that any applicable deferral conditions, deferral election(s), and designated settlement date(s) and event(s), as well as the terms and conditions set forth in the applicable Award Agreement itself, satisfy the election, distribution timing and documentation requirements of Section 409A of the Code.

7.6  Issuance of Vested Shares.  The holder of Shares under a Restricted Stock award and, to the extent settled in the form of Shares, the holder of Restricted Stock Units that becomes vested and payable, will be entitled to have book entry Shares issued in his or her name free and clear of conditions and restrictions (except as may be imposed in accordance with the terms of the Award or in order to comply with applicable law), subject, however, to the payment or satisfaction of applicable withholding taxes. The issuance of Shares in settlement of vested Restricted Stock Units may be deferred if and to the extent permitted or required by Section 7.5 (relating to compliance with Section 409A of the Code).

Article 8.

Deferred Stock Units

8.1  General.  Subject to the Plan, the Committee may grant Deferred Stock Unit awards pursuant to which each Deferred Stock Unit will represent the right to receive one Share (or, as determined by the Committee, cash equal to the value of one Share) in the future, subject to such deferred distribution or payment conditions as the Committee may impose or permit. The right to receive Shares or payment under a Deferred Stock Unit award will be subject to such forfeiture and other conditions and restrictions, if any, as the Committee may impose. The Committee may permit a Participant to elect to defer receipt of all or a portion of his annual compensation, annual incentive bonus and/or long-term compensation (other than Options or SARs) (“Deferred Annual Amount”) payable by the Company or a Subsidiary and receive in lieu thereof an Award of elective Deferred Stock Units equal to the number which may be obtained by dividing (i) the amount of the Deferred Annual Amount, by (ii) the Fair Market Value of one Share on the date of payment of such compensation and/or annual bonus (“Elective Deferred Stock Units”). Upon the grant of Deferred Stock Units, the Company shall establish a notional account for the Participant and will record in such account the number of Shares underlying the Deferred Stock Units awarded to the Participant. No Shares will be issued to the Participant at the time an award of Deferred Stock Units is granted.

8.2  Rights as a Stockholder.  The Committee shall determine whether and to what extent dividend equivalents will be credited to the account of, or paid currently to, a Participant receiving an Award of Deferred Stock Units. Unless otherwise provided by the Committee, (i) any cash dividend equivalents attributable to a Participant’s Deferred Stock Units shall be deemed to have been invested in additional Deferred Stock Units on each applicable dividend payment date, and (ii) if dividends or distributions are paid in Shares or other securities, the dividend equivalents with respect thereto shall be subject to the same restrictions and deferral conditions as apply to the corresponding Deferred Stock Units. A Participant shall not have any rights as a stockholder in respect of Deferred Stock Units awarded pursuant to the Plan (including, without limitation, the right to vote on any matter submitted to the Company’s stockholders) until such time as the Shares attributable to such Deferred Stock Units have been issued to such Participant.

8.3  Vesting.  Unless the Committee provides otherwise at or after the Grant Date, Deferred Stock Units, together with any dividend equivalents credited with respect thereto, will be subject to such vesting and other terms and conditions as the Committee shall determine, provided, however, that, unless the Committee specifies otherwise at the Grant Date, the portion of each Award of Deferred Stock Units that consists of Elective Deferred Stock Units, together with any dividend equivalents credited with respect thereto, shall not be subject to any vesting conditions and shall be non-forfeitable at all times.

8.4  Settlement.  Subject to the provisions hereof, unless the Committee determines otherwise, the Company shall issue the Shares underlying a Participant’s Deferred Stock Units (and related dividend equivalents) for which the restriction period shall have lapsed on or prior to the date of such Participant’s termination of employment with or termination of service to the Company and any Subsidiary, other than a termination for Cause, as soon as administratively practicable, but not later than 90 days following the date of such termination of employment or service (or on such earlier date as the Committee shall permit or such later date as may be elected by the Participant in accordance with the rules and procedures of the Board). In the event of the termination of a Participant’s employment with or service to the Company and the Subsidiaries for Cause, the Participant shall immediately forfeit all rights with respect to any Shares covered by Deferred Stock Units (and related dividend equivalents) for which the restriction period shall have not then lapsed. Unless the Committee determines otherwise at or after the Grant Date, the Company shall issue the Shares underlying any of a Participant’s Elective Deferred Stock Units (and related dividend equivalents) credited to such Participant’s account under the Plan as soon as administratively practicable, but not later than 90 days following the date of such Participant’s termination of employment or service (or such later date as may be elected by the Participant in accordance with the rules and procedures of the Committee). The Committee may provide in the Award Agreement applicable to any Award of Deferred Stock Units that, in lieu of issuing Shares in settlement of any Deferred Stock Units, the Committee may direct the Company to pay to the Participant the Fair Market Value of the Shares corresponding to such Deferred Stock Units in cash. Notwithstanding anything to the contrary contained herein, the terms and conditions applicable to the settlement of Deferred Stock Units, including any initial or subsequent deferral elections and any modifications of such terms and conditions, shall be subject to compliance with the applicable requirements of Code Section 409A.

Article 9.

Performance Shares and Performance Share Units

9.1  Grant of Performance Shares and Performance Share Units.  Subject to the Plan, the Committee, at any time and from time to time, may grant Performance Shares and Performance Share Units to such persons, in such amounts and upon such terms as the Committee shall determine. A Performance Share is a Share of Restricted Stock subject to such performance-based vesting and other conditions as the Committee may prescribe. A Performance Share Unit is a Restricted Stock Unit Award pursuant to which the number of Shares covered by the Award and/or the vesting of the Award are subject to such performance-based and other conditions as the Committee may prescribe. Unless the Committee specifies otherwise at the time of the Award, each Performance Share Award and each Performance Share Unit Award shall be structured in a manner that will qualify for the Performance Based Exception.

9.2  Form and Timing of Payment of Performance Shares and Performance Share Units. Settlement of earned and vested Performance Shares and/or Performance Share Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan and any deferral election or condition in effect, the Committee, in its sole discretion, shall cause earned and vested Performance Share Units to be settled in the form of cash or in Shares (or in a combination thereof) on or before the fifteenth (15th) day of the third month after the year in which the Performance Period ended. Any Shares released in settlement of a Performance Share or Performance Share Unit Award may be subject to such restrictions as are deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Article 10.

Other Stock-Based Awards and Cash Incentive Awards

10.1  Other Stock-Based Awards.  Subject to applicable law, the Committee, acting in its discretion, may grant such other forms of award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares or factors that may influence the value of the Shares, as the Committee deems appropriate, including, without limitation, stock bonuses, dividend equivalents (either alone or in conjunction with other awards, including with respect to awards outstanding under the Prior Plan), convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, and Share-based awards designed to comply with or take advantage of applicable laws outside of the United States. All such other stock-based awards will be made and payable at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, under such other circumstances and upon such terms and conditions as the Committee may prescribe.

10.2  Settlement of Other Stock-Based Awards.  Settlement of Other Stock-Based Awards will be made in the form of Shares or cash, as determined by the Committee, by the 15th day of the third month following the calendar year in which such Awards become vested.

10.3  Cash Incentive Awards.  The Committee may grant Cash Incentive Awards, including annual (short term) Cash Incentive Awards and long-term Cash Incentive Awards, subject to achievement of specified performance goals established by the Committee. At the expiration of the applicable performance period, the Committee shall determine whether and the extent to which the performance goals are achieved and the extent to which each Cash Incentive Award has been earned. The amount (if any) payable to a Participant in respect of a Cash Incentive Award will be paid in cash as soon as practicable after such amount is determined, but in no event later than the 15th day of the third month following the year in which the Cash Incentive Award becomes earned and vested, subject to such deferral arrangements as may be imposed or permitted in accordance with the requirements of Section 409A of the Code. Cash Incentive Awards under the Plan shall be structured in a manner that will qualify for the Performance-Based Exception.

Article 11.

Performance Measures

11.1  General.  The Committee may establish performance goals based upon any one or more of the following Performance Measures in connection with Awards that are intended to qualify for the Performance-Based Exception:

(a) Net earnings or net income (before or after taxes, depreciation and amortization);

(b) Earnings per share;

(c) Net sales or revenue growth;

(d) Net operating profit;

(e) Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g) Earnings before or after taxes, interest, depreciation, and/or amortization;

(h) Operating income before interest, taxes, depreciation and amortization;

(i) Gross or operating margins;

(j) Productivity ratios;

(k) Share price (including, but not limited to, growth measures and total stockholder return);

(l) Expense targets;

(m) Debt measures (including, but not limited to, debt multiples);

(n) Margins;

(o) Operating efficiency;

(p) Market share;

(q) Customer satisfaction;

(r) Working capital targets and change in working capital;

(s) Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(t) Market value added.

Any Performance Measure(s) may be used to measure the performance of the Company and/or any one or more Subsidiaries as a whole or any business unit thereof or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (k) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article.

11.2  Evaluation of Performance.  The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, and/or (h) such other extraordinary or non-recurring items as the Committee may prescribe. To the extent such inclusions or exclusions affect Awards intended to qualify for the Performance-Based Exception, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Article 12.

Transferability of Awards

Except as provided herein or as otherwise determined or permitted by the Committee, no Awards shall be transferable other than by will or the laws of descent and distribution (with respect to Awards that confer a right on a Participant’s beneficiary in the event of a Participant’s death); and no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and, if the Committee so determines, any purported transfer in violation hereof shall be null and void.

Article 13.

Beneficiary Designation

Each Participant may, from time to time, name a beneficiary or beneficiaries who shall be entitled to succeed to the Participant’s rights under an Award (if any) following the Participant’s death. A Participant’s beneficiary designation will be effective if and only if it is made in writing and delivered to the Company in such form, in such manner and in accordance with such other requirements as the Committee may prescribe. Each such beneficiary designation made by a Participant will automatically revoke all prior designations by the Participant. If a Participant does not make a valid beneficiary designation under the Plan during the Participant’s lifetime or if no designated beneficiary survives the Participant, the Participant’s beneficiary under the Plan will be deemed to be the Participant’s surviving spouse or, if none, the Participant’s estate.

Article 14.

Rights of Participants

14.1  Employment/Service.  Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company and/or its Subsidiaries, to terminate any Participant’s employment or other service at any time or for any reason, nor confer upon any Participant any right to continue his employment or other service for any specified period of time or on any specified terms and conditions.

14.2  Participation.  No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

14.3  Rights as a Stockholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 15.

Change in Control

15.1  Effect of a Change in Control on Outstanding Awards.  If a Change in Control occurs, then, except as otherwise specifically provided by the applicable Award Agreement (or any other applicable agreement approved by the Committee and made by the Company or a Subsidiary with a Participant) each Award outstanding under the Plan immediately prior to the Change in Control will be either assumed and converted into an Alternative Award in accordance with Section 15.2 or terminated in accordance with Section 15.3.

15.2  Assumption and Conversion into Alternative Awards.  Except as otherwise determined by the Committee, if a Change in Control occurs, the parties to the Change in Control may agree that any Option, SAR, Restricted Stock, Restricted Stock Unit, Deferred Stock Unit, Performance Share, Performance Share Unit or Other Stock-Based Award outstanding under the Plan immediately prior to the Change in Control shall, at the effective time of the Change in Control, be assumed and converted into an Alternative Award on substantially the same vesting and other terms and conditions with respect to shares of common stock of the successor or acquiring company (or a parent company thereof). If an Option or SAR is assumed, the number of shares and Exercise Price or Grant Price per Share covered by the assumed Award will be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury Regulations. If another form of stock-based Award is assumed, the number of shares covered by the assumed Award will be a whole number that reflects the exchange ratio applicable to holders of Shares in connection with the Change in Control. Notwithstanding the foregoing, if a Participant’s employment or other service is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) without Cause within two years after the Change in Control, any then outstanding assumed Awards held by such terminated Participant shall immediately become fully vested and exercisable or payable, as the case may be. For the purposes hereof, an Award shall qualify as an Alternative Award if it meets the following conditions:

(i) It has a value at least equal to the value of the outstanding Award being replaced as determined by the Committee in its sole discretion;

(ii) It relates to publicly traded equity securities of the Company or its successor or acquiring company (or a parent thereof); and,

(iii) Its other terms and conditions are not less favorable to the Participant than the terms and conditions of the outstanding Award being replaced (including the provisions that would apply in the event of a subsequent Change in Control).

15.3  Termination of Awards Not Assumed.  Except as otherwise determined by the Committee, any Award outstanding under the Plan immediately prior to a Change in Control that is not assumed and converted pursuant to the preceding section (or, due to the nature of the Change in Control, cannot be assumed and converted because there is no transaction with a successor or acquiring entity), will be terminated at the effective time of the Change in Control. If the terminated Award is a restricted stock Award, then the restricted Shares covered by the Award immediately prior to the effective time of the Change in Control will become fully vested and will participate in the Change in Control on the same basis as other outstanding Shares. If the terminated Award is in a form other than a restricted stock Award, the holder of the terminated Award will be entitled to receive at the effective time of the Change in Control a single sum payment equal to the excess, if any, of the transaction value of the Shares that are then covered by the Award over the aggregate purchase price or grant price (in the case of an Option or SAR) or other purchase price or threshold value (if any, in the case of any other form of Award) for or with respect to such Shares. No consideration will be payable in respect of the termination of an Option or SAR with an exercise or base price per Share that is not more than the transaction value per Share. The amount payable with respect to the termination of an outstanding Award pursuant to this section will be paid in cash, unless the parties to the Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company thereof).

15.4  Section 409A.  Notwithstanding any provision of the Plan to the contrary, to the extent an Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Company within the meaning of Code Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control, settlement will be delayed, to the extent necessary to comply with the provisions of Code Section 409A.

Article 16.

Amendment, Modification, Suspension, and Termination

The Board or the Committee may, at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part, provided that, unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the stockholders of the Company shall not be effective unless and until stockholder approval is obtained. No termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 17.

Withholding

17.1  Tax Withholding.  The Company’s obligation to make payments or issue unrestricted Shares in connection with any Award shall be subject to and conditioned upon the satisfaction by the holder of applicable tax withholding obligations. The Company and its Subsidiaries may require a Participant to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under the Plan).

17.2  Share Withholding.  The Committee, acting in its discretion, may allow a Participant to elect to satisfy such withholding tax obligation in whole or in part by having the Company withhold Shares that would otherwise be issued (or by returning Shares that have been issued) to the Participant with an aggregate fair market value (as of the date the withholding is effected) that is not greater than the minimum amount of such statutory tax withholding obligation.

Article 18.

Successors

Subject to the provisions of the Plan, all obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 19.

General Provisions

19.1  Forfeiture Events.

(a) The Committee may specify in any Award Agreement that the Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, violation of material Company and/or Subsidiary policies, and breach of restrictive covenants.

(b) If, as a result of misconduct, the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, and if a Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company for the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

19.2  Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and vice versa.

19.3  Severability.  In the event that any one or more of the provisions of the Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

19.4  Compliance with Legal and Exchange Requirements.  The Company will not be obligated to issue or deliver Shares pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

19.5  Employees Based Outside of the United States.  The Committee, in its sole discretion, shall have the power and authority to take such actions, make such applications and establish such procedures and conditions as it deems necessary or advisable in order to comply with the applicable laws in countries outside the United States.

19.6  Unfunded Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company and/or its Subsidiaries under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or a Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or a Subsidiary, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amount.

19.7  No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

19.8  No Impact on Benefits.  Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

19.9  Compliance with Code Section 409A.

(a) General.  Notwithstanding any other provisions of the Plan or any Award agreement, no Award shall be granted, deferred, accelerated, extended, settled or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code. If the Committee reasonably determines that, as a result of Section 409A of the Code, the exercise or settlement of an Award may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the imposition of additional tax under Section 409A of the Code, the Committee may take such actions as it determines are necessary or appropriate in order to comply with, or exempt the Award from coverage by Section 409A of the Code, which action may include, without limitation, delaying payment to a Participant who is a “specified employee” within the meaning of Section 409A of the Code until the first day following the six-month period beginning on the date of the Participant’s termination of employment or other service with the Company and its Subsidiaries (or the Participant’s earlier death). Neither the Company, any Subsidiary, the Committee nor any employee, director or representative of the Company or any Subsidiary shall have any liability to any Participants with respect to this section.

(b) Payments to “Specified Employees.”   To the extent any payment subject to Code Section 409A is to be made to a “specified employee” (as defined for purposes of Code Section 409A) on account of the individual’s “separation from service” during the six-month period immediately following such Participant’s termination of employment, it shall instead be paid on the first business day after the date that is six months following the Participant’s “separation from service” within the meaning of Code Section 409A.

19.10  No Constraint on Corporate Action.  Nothing in the Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

19.11  Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

19.12  Governing Law.  All rights and obligations under the Plan and each Award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflict of laws.